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                                                                      EXHIBIT 12

                          LOCKHEED MARTIN CORPORATION

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995
                          (IN MILLIONS, EXCEPT RATIO)

EARNINGS:
  Net earnings............................................................ $371
  Income tax expense......................................................  240
  Interest expense........................................................  222
  Amortization of debt premium and discount, net..........................   (4)
  Portion of rents representative of an interest factor...................   40
  Losses of less than 50% owned associated companies......................    6
                                                                           ----
  Adjusted earnings before taxes and fixed charges........................ $875
                                                                           ====
FIXED CHARGES:
  Interest expense........................................................ $222
  Amortization of debt premium and discount, net..........................   (4)
  Portion of rents representative of an interest factor...................   40
  Capitalized interest....................................................    2
                                                                           ----
  Total fixed charges..................................................... $260
                                                                           ====
RATIO OF EARNINGS TO FIXED CHARGES........................................  3.4
                                                                           ====

  The above ratio computation reflects the impact of merger related and other consolidation expenses recorded during 1995.

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